UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 27, 2006

CRM Holdings, Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Bermuda

(State or Other Jurisdiction of Incorporation)

6331	Not Applicable

(Commission File Number)	(IRS Employer Identification No.)

P.O. Box HM 2062, Hamilton HM HX, Bermuda

(Address of Principal Executive Offices)	(Zip Code)

(441) 295-6689

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 28, 2006, Martin D. Rakoff (“Mr. Rakoff”) resigned as Co-Chief Executive Officer and Deputy Chairman of the Board of Directors of CRM Holdings, Ltd. (“the Company”), its subsidiaries and affiliates.

In connection with Mr. Rakoff’s resignation, the Company entered into a separation agreement with him, providing for his resignation as Co-Chief Executive Officer of the Company, as a member of the Company’s Board of Directors, as officer or director of any subsidiary or affiliate of the Company, and his termination as an employee of the Company.  The separation agreement between the Company and Mr. Rakoff provides that the Company will pay him (i) $3,300,000 in 16 quarterly cash installments of $206,250, commencing on January 1, 2007 and continuing until October 1, 2010, subject to Mr. Rakoff’s continued compliance with the restrictive covenants described below and such payments are subject to delay to the extent necessary to avoid the imposition of any federal excise taxes under IRS Code section 409A; (ii) a one-time payment of $162,000 in connection with Mr. Rakoff’s registration rights; (iii) the welfare benefits to which he was entitled under his employment agreement for a period of three years; (iv) all benefits accrued under any deferred compensation plan in which he participated, payable in accordance with the terms of such plan and subject to delay to the extent necessary to avoid the imposition of any federal excise taxes under IRS Code section 409A; and (v) reimbursement of professional financial advisory fees of up to $20,000.  The severance agreement prohibits Mr. Rakoff from competing with the Company and from soliciting its employees and customers for a period ending on December 28, 2010 and provides for a general release by Mr. Rakoff of the Company and the Company’s officers and directors.

The separation agreement also provides that the Company will file a registration statement under the Securities Act of 1933 on Form S-1 regarding the registration of the shares of common stock owned by Mr. Rakoff.  In the event Mr. Rakoff does not sell all of his shares of the Company’s common stock in that offering, the Company has agreed to amend the registration statement or to file a new registration statement, and to use its reasonable best efforts to cause such amendment or registration statement to become and remain effective for a period of up to six months from the date of the prospectus, subject to extension under some circumstances, to enable the sale of Mr. Rakoff’s shares either through a sale in the public markets, through an underwriter, in private sales or otherwise. The Company has agreed to pay all of the costs and expenses of any such registration statement, other than any underwriters’ discounts, fees or commissions or brokers fees or commissions in connection with any such sales. The Company also has agreed to indemnify Mr. Rakoff against certain liabilities, including liabilities under the Securities Act of 1933.

Mr. Rakoff’s separation agreement supersedes his employment agreement with the Company, dated as of October 19, 2005. The foregoing description of Mr. Rakoff’s separation agreement is qualified in its entirety by reference to the full text of the separation agreement, which is attached to this report as Exhibit 10.1 and is incorporated by reference herein.

In connection with Mr. Rakoff’s resignation, Daniel G. Hickey, Jr. will transition from Co-Chief Executive Officer to Chief Executive Officer.  In addition, Keith S. Hynes, a director and chairman of the Company’s Audit Committee, has been appointed Deputy Chairman of the Board of Directors by the Company’s Board of Directors.

Item 7.01. Regulation FD Disclosure.

On December 28, 2006, CRM Holdings issued a press release announcing Mr. Rakoff’s resignation. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in this Item 7.01, including Exhibit 99.1, will not be treated as filed for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section. This information will not be incorporated by reference into a filing under the Securities Act of 1933, or into another filing under the Exchange Act, unless that filing expressly refers to specific information in this Report. The furnishing of the information in this Item 7.01 is not intended to, and does not, constitute a representation that such furnishing is required by Regulation FD or that the information in this Item 7.01 is material information that is not otherwise publicly available.

Item 9.01.  Financial Statements and Exhibits.

(d) The following exhibits are filed or furnished herewith:

Exhibit Number	Description of Exhibit

10.1	Separation Agreement, dated December 19, 2006 between the Company and Martin D. Rakoff
99.1	Press release, dated December 28, 2006

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRM Holdings, Ltd.
(Registrant)

December 28, 2006
/s/ Daniel G. Hickey, Jr.

Daniel G. Hickey, Jr.
Chief Executive Officer